Announcement

Earnings Release for the Fiscal Year Ended June 30, 2008

NDS GROUP PLC REPORTS FISCAL YEAR 2008 RESULTS

HIGHLIGHTS

•	Revenues for fiscal 2008 up 20% to $850.1 million.
•	Operating income for fiscal 2008 up 21.8% to $195.4 million.
•	Diluted net income per share up 16.7% to $2.72 per share.
•	90.3 million active devices protected by NDS conditional access technology at end of period.
•	92.5 million middleware clients deployed at end of period.
•	13.1 million DVR clients deployed at end of period.

NEW YORK and LONDON - August 5, 2008: NDS Group plc (“NDS” or the “Company”) (NASDAQ: NNDS), a majority-owned subsidiary of News Corporation that supplies open end-to-end digital technology and services to digital pay-television platform operations and content providers, announced today its results for the fiscal year ended June 30, 2008.

Commenting on NDS’s performance, Dr. Abe Peled, Chairman and Chief Executive Officer of NDS, said, “NDS has completed another year with strong results on all our key metrics, subscriber growth, middleware and DVR shipments, and strong performance of our Orbis subsidiary. Our fiscal 2008 performance has benefited from continued strong execution and key new customer wins. Of particular note are our successful penetration of the German cable and satellite market, and our wins in India and Malaysia. We also extended the terms of our CA contracts with our largest customers. Our reported performance benefited overall from the continued weakness of the U.S. dollar. Unfortunately, as we look into fiscal 2009, the continuing strength of the Israeli shekel will make fiscal 2009 a very challenging year. We plan to invest in our business in order to continue to provide first rate technology and support to our customers in their current business, as well as to prepare for the challenges and opportunities presented by the rapid penetration of broadband and the changing viewing patterns it makes possible.”

KEY FINANCIAL MEASURES

	Fiscal years ended June 30,
	2008	2007

Revenue (in thousands)	$850,148	$709,492
Operating income (in thousands)	$195,384	$160,356
Operating margin	23.0%	22.6%
Net income (in thousands)	$160,095	$135,727
Diluted net income per share	$2.72	$2.33

Announcement

KEY NON-FINANCIAL MEASURES

	Fiscal years ended June 30,
	2008	2007

Smart card deliveries (in millions)
Quantity delivered in period	37.3	26.3

Number of devices protected by NDS conditional access (in millions)
Net additions	14.9	10.4
At end of period	90.3	75.4

Middleware clients deployed (in millions)
Middleware clients deployed in period	30.7	18.2
Acquisitions(1)	—	2.0
Deployments, end of period	92.5	61.8

DVR clients deployed (in millions)
DVR clients deployed in period	5.8	3.8
Deployments, end of period	13.1	7.3

Employees
Full-time equivalents, end of period	3,961	3,572(2)
__________
(1) Represents 2.0 million OpenRGTM residential gateway middleware devices developed and deployed by Jungo that were recognized at the time of the acquisition of Jungo on December 31, 2006.
(2) Includes 136 employees of Jungo, acquired on December 31, 2006.

KEY DEVELOPMENTS IN THE FOURTH QUARTER

•
Our Board of Directors announced the receipt of a proposal from News Corporation and two newly incorporated companies formed by funds advised by Permira Advisers LLP (the Permira Newcos). The proposed transaction, if consummated, would result in NDS ceasing to be a public company and the Permira Newcos and News Corporation owning 51% and 49% NDS’s outstanding equity, respectively, subject to dilution by management equity and employee options. There can be no assurance that any extraordinary transaction involving us will be approved or completed.

•	We opened sales and support offices in Munich, Germany and New Delhi, India, strengthening our ability to serve customers and to develop new business opportunities in these markets.

•
Russian media giant Sistema Mass Media chose NDS’ VideoGuard Mobile™ to secure its mobile TV service, available to all Russian mobile subscribers irrespective of network provider, and the NDS Unified Headend™ to manage and secure delivery over mobile and IP networks to set-top boxes, PCs and handsets, resulting in a truly convergent service for the Russian market.

•
SkyLife, Korea’s first and only digital satellite Pay TV operator, expanded its long-standing relationship with NDS by introducing NDS VideoGuard® conditional access and MediaHighway® middleware to secure and power its new live HD broadcast service.

•	Cox Communications, the third largest cable operator in the USA, chose NDS to develop a next-generation video user interface (UI) to enhance its Pay TV offering.

•	Australia’s leading subscription television provider, FOXTEL, selected a next generation Electronic Program Guide (EPG) and XTV™ technology from NDS to power its new HD DVR

•	SKY Television New Zealand has selected NDS’ next generation EPG and XTV™ DVR technology to power its new MY SKY HDi DVR. SKY expects to deploy over 80,000 MY SKY HDi DVRs in the next financial year.

•	Gateway Broadcast Services (GBS) selected NDS MediaHighway middleware and EPG to power its GTV Pay TV platform for Sub-Saharan Africa. In February 2007, GBS chose VideoGuard to secure its platform.

Announcement

FINANCIAL REVIEW

Total revenue for the fiscal year ended June 30, 2008 was $850.1 million, an increase of 20% compared to the previous fiscal year.

Revenue from conditional access increased by 17% during the fiscal year ended June 30, 2008, as compared to the fiscal year ended June 30, 2007. The increase was principally due to recognition of a portion of security services revenue previously deferred as certain remaining revenue recognition criteria were satisfied during the fiscal year ended June 30, 2008. Additionally, conditional access revenue rose due to the growth of the subscriber base of our customers, offset in part by certain price reductions, as well as an increase in customers and a higher volume of smart cards delivered to customers. Integration, development and support revenues in the fiscal year ended June 30, 2008 was consistent with that recognized in the fiscal year ended June 30, 2007. The recognition of revenues from new customers and from the delivery of enhancements to several of our major customers is dependent on the timing of satisfaction of all of our revenue recognition criteria and, therefore, this component of our revenues tends to fluctuate from period to period; however, during the periods under review there was little change. License fee and royalty revenues increased by 12% during the fiscal year ended June 30, 2008, as compared to the fiscal year ended June 30, 2007, principally as a result of higher middleware royalty revenues as well as higher conditional access and EPG royalties. The increases in royalties were due to an increase in the number of platform operators and service providers that deploy our technology and by the growth in the number of new set-top boxes deployed or manufactured. Middleware royalties are driven by the number of middleware clients deployed, the number of which is disclosed in the table above. The increase in revenues from new technologies of 40% in the fiscal year ended June 30, 2008, compared to the fiscal year ended June 30, 2007, was principally due to higher revenues from our DVR technologies, advanced middleware, IPTV, gaming applications and residential gateway devices. Revenue from our DVR technologies and advanced middleware is driven by the number of DVR clients deployed (disclosed in the table above) and the level of integration and development revenue recognized.

Cost of goods and services sold increased by 19% during the fiscal year ended June 30, 2008, as compared to the fiscal year ended June 30, 2007, principally due to an increase in the number of our employees working on development, integration and support activities, as well as increased royalties paid to third parties for the use of their technologies and higher deliveries of smart cards during the periods. The increases were partially offset by lower smart card unit costs.

Our main operating expenses are employee costs (including the cost of equity-based awards), facilities costs, depreciation, travel costs and legal expenses. Our main operating expenses have increased primarily due to a higher number of employees, facilities expenses and legal costs. Employee costs were approximately 23% higher in U.S. dollar terms during the fiscal year ended June 30, 2008, as compared to the prior fiscal year.

Research and development costs increased by 14% during the fiscal year ended June 30, 2008, as compared to the fiscal year ended June 30, 2007, principally as a result of a higher number of employees working on an increased number of projects. Sales and marketing expenses increased by 18% in the fiscal year ended June 30, 2008, as compared to the fiscal year ended June 30, 2007, primarily as a result of higher employee headcount and travel costs, increased attendance at trade shows and a higher level of corporate communications activities. General and administrative expenses increased by 40% in the fiscal year ended June 30, 2008, as compared to the fiscal year ended June 30, 2007, primarily due to increased legal expenses, as well as equity compensation costs and facilities and infrastructure costs.

We estimate that the weaker U.S. dollar increased our revenue by approximately $27 million and increased our operating income by approximately $12 million during the fiscal year ended June 30, 2008, compared to what would have been achieved had foreign exchange rates been consistent with those prevailing in the prior fiscal year. This is inclusive of a gain of approximately $17 million arising on currency purchased at favorable prices.

As a result of the factors outlined above, and, in particular, the increase in conditional access and new technologies revenue and the impact of foreign currency exchange rate movements, operating income was $195.4 million, or 23.0% of revenue, for the fiscal year ended June 30, 2008, compared to $160.4 million, or 22.6% of revenue, for the fiscal year ended June 30, 2007.

During the fiscal year ended June 30, 2008, we incurred other expenses of $2.5 million in legal and professional fees associated with the proposed transaction announced by News Corporation and Permira. Further costs associated with this transaction are expected to be incurred in the fiscal year ending June 30, 2009.

As of June 30, 2008, we had cash and cash equivalents totaling $735.0 million. During the fiscal year ended June 30, 2008, cash from operating activities was $141.9 million and we paid a net $10.5 million in respect of business acquisitions. We had a net inflow of cash and cash equivalents of $124.7 million in the fiscal year ended June 30, 2008, compared to $267.9 million in the fiscal year ended June 30, 2007. During the fiscal year ended June 30, 2007, short-term investments of $184.4 million matured and we did not reinvest such funds.

Announcement

FOREIGN EXCHANGE RATES

Average foreign exchange rates used in the year-to-date results are as follows:

	Fiscal years ended June 30,
	2008	2007

U.K. Pounds Sterling/U.S. Dollar	0.4992	0.5178
Euro/U.S. Dollar	0.6816	0.7664
Israeli Shekel/U.S. Dollar	3.7962	4.1572
Indian Rupee/U.S. Dollar	40.2190	44.0530

Announcement

ABOUT NDS

NDS Group plc (NASDAQ: NNDS), a majority-owned subsidiary of News Corporation, supplies open end-to-end digital technology and services to digital pay-television operators and content providers. See www.nds.com for more information about NDS.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This document may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market, regulatory and other factors. More detailed information about these and other factors that could affect future results is contained in our filings with the U.S. Securities and Exchange Commission. Any “forward-looking statements” included in this document are made only as of the date of this document and we do not have any obligation, nor do we undertake, to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, except as required by law.

CONTACT

NDS Group plc Yael Fainaro (Investor Relations) Tel: +44 20 8476 8287	Breakaway Communications U.S. Kelly Fitzgerald Tel: +1 212 616 6006

CONFERENCE CALL

Dr. Abe Peled, Chairman and Chief Executive Officer, and Mr. Alex Gersh, Chief Financial Officer, will host a conference call to discuss this announcement and answer questions at 9.00 a.m. New York time (2.00 p.m. London time) on Tuesday, August 5, 2008.

Dial-in

U.S. toll free:	1 866 832 0732
U.K. freephone:	0800 073 8968
International dial-in:	+44 (0)1452 562 717

Replay (available for seven days)

U.S. toll free replay:	1 866 247 4222
U.K. freephone replay:	0800 953 1533
International replay:	+44 (0)1452 550 000
Replay passcode:	53530189#

The live webcast and conference call will be available at: http://investor.shareholder.com/nds/webcasts.cfm starting at 9.00 a.m. New York time (2.00 p.m. London time) on Tuesday, August 5, 2008. Please register for the event now by clicking on the “Fourth Quarter Results 2008” link on that page. For those of you who are not able to attend this live broadcast online, the presentation will be recorded and available for viewing on the same page three hours following the original broadcast.

An audio replay will also be available on the NDS website (www.nds.com) from approximately 7.00 a.m. New York time (12.00 noon London time) on August 6, 2008.

Announcement

NDS Group plc

Consolidated Statements of Operations

(in thousands, except per share amounts)	For the three months ended June 30,		For the years ended June 30,
	2008	2007	2008	2007

Revenue:
Conditional access	$98,905	$103,734	$463,409	$396,420
Integration, development & support	18,175	17,768	56,062	56,201
License fees & royalties	31,123	32,427	119,803	107,349
New technologies	63,959	46,121	201,580	143,495
Other	4,861	1,827	9,294	6,027

Total Revenue	217,023	201,877	850,148	709,492

Cost of goods and services sold	(81,781)	(74,558)	(318,540)	(268,484)

Gross margin	135,242	127,319	531,608	441,008

Operating expenses:
Research & development	(53,152)	(50,787)	(198,898)	(174,400)
Sales & marketing	(12,474)	(13,151)	(48,850)	(41,354)
General & administration	(21,985)	(17,579)	(75,183)	(53,551)
Amortization of intangibles	(3,347)	(3,218)	(13,293)	(11,347)

Total operating expenses	(90,958)	(84,735)	(336,224)	(280,652)

Operating income	44,284	42,584	195,384	160,356

Interest income, net	5,645	6,618	27,103	25,296
Other expenses	(2,498)	─	(2,498)	─

Income before income tax expense	47,431	49,202	219,989	185,652

Income tax expense	(10,292)	(8,078)	(59,894)	(49,925)

Net income	$37,139	$41,124	$160,095	$135,727

Net income per share:
Basic net income per share	$0.64	$0.71	$2.76	$2.37
Diluted net income per share	$0.63	$0.70	$2.72	$2.33

Announcement

NDS Group plc

Consolidated Balance Sheets

	As of June 30,
(in thousands, except share amounts)	2008	2007

ASSETS
Current Assets:
Cash and cash equivalents	$734,992	$592,750
Accounts receivable, net	126,131	134,624
Accrued income	46,948	40,605
Inventories, net	79,659	54,133
Prepaid expenses	24,904	19,415
Other current assets	4,203	3,926

Total current assets	1,016,837	845,453

Property, plant and equipment, net	49,741	54,801
Goodwill	134,693	124,614
Other intangibles, net	55,806	63,080
Deferred tax assets	17,370	11,600
Other non-current assets	101,702	45,305

Total assets	$1,376,149	$1,144,853

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$33,611	$22,110
Deferred income	128,318	75,777
Accrued expenses	87,115	68,659
Income tax liabilities	24,513	17,693
Other current liabilities	20,673	18,287

Total current liabilities	294,230	202,526

Deferred income	79,100	157,517
Accrued expenses	67,713	42,883
Other non-current liabilities	4,701	3,654

Total liabilities	445,744	406,580

Commitments and Contingencies:
Shareholders’ Equity:
Series A ordinary shares, par value $0.01 per share (16,250,058 and 15,718,904 shares outstanding as of June 30, 2008 and 2007, respectively)	162	157
Series B ordinary shares, par value $0.01 per share (42,001,000 shares outstanding as of June 30, 2008 and 2007)	420	420
Deferred shares, par value £1 per share (42,000,002 shares outstanding as of June 30, 2008 and 2007)	64,103	64,103
Additional paid-in capital	590,663	563,388
Retained earnings	216,201	56,106
Other comprehensive income	58,856	54,099

Total shareholders’ equity	930,405	738,273

Total liabilities and shareholders’ equity	$1,376,149	$1,144,853

Announcement

NDS Group plc

Consolidated Statements of Cash Flows

	For the years ended June 30,
(in thousands)	2008	2007

Operating activities:
Net income	$160,095	$135,727

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	22,368	19,240
Amortization of other intangibles	13,293	11,347
Equity-based compensation	17,128	10,175
Other	654	795

Change in operating assets and liabilities, net of acquisitions:
Inventories	(25,526)	(14,785)
Receivables and other assets	(59,677)	(51,407)
Deferred income	(25,876)	51,504
Accounts payable and other liabilities	39,464	11,357

Net cash provided by operating activities	141,923	173,953

Investing activities:
Capital expenditure	(16,823)	(25,149)
Short-term investments (net)	─	184,401
Business acquisitions, net of cash acquired	(10,466)	(83,215)

Net cash (used in) provided by investing activities	(27,289)	76,037

Financing activities:
Issuance of shares	10,030	17,922

Net increase in cash and cash equivalents	124,664	267,912

Cash and cash equivalents, beginning of period	592,750	320,636
Currency exchange movements	17,578	4,202

Cash and cash equivalents, end of period	$734,992	$592,750